Exhibit 4.1

AMENDMENT

dated as of December 27, 2007

to the

AMENDED AND RESTATED TRUST AGREEMENT

among

BARCLAYS GLOBAL INVESTORS INTERNATIONAL, INC.,

as Sponsor

and

BARCLAYS GLOBAL INVESTORS, N.A.,

as Administrative Trustee

and

WILMINGTON TRUST COMPANY,

as Delaware Trustee

iSHARES® S&P GSCI™ COMMODITY-INDEXED TRUST

THIS AMENDMENT, dated as of December 27, 2007 (the “Amendment”), to the Amended and Restated Trust Agreement, dated as of September 12, 2007 (the “Agreement”), among Barclays Global Investors International, Inc., a Delaware corporation, as sponsor (the “Sponsor”), Barclays Global Investors, N.A., a national banking association, as administrative trustee (the “Administrative Trustee”), and Wilmington Trust Company, a Delaware banking company, as Delaware trustee (the “Delaware Trustee”), is entered into between the Sponsor and the Administrative Trustee.

W I T N E S S E T H:

WHEREAS, the Sponsor has established a statutory trust known as the iShares® S&P GSCI™ Commodity-Indexed Trust (the “Trust”), pursuant to the Delaware Statutory Trust Act, Chapter 38 of Title 12 of the Delaware Code, 12 Del. C. § 3801 et seq.;

WHEREAS, the Agreement constitutes the governing instrument of the Trust and provides the terms and conditions according to which the Trust is administered;

WHEREAS, the Sponsor and the Administrative Trustee intend to amend the Agreement as provided in this Amendment to facilitate the transfer of the listing of the shares (the “Shares”) representing units of fractional undivided beneficial interest in the net assets of the Trust from the New York Stock Exchange to NYSE Arca, Inc.;

WHEREAS, pursuant to Section 6.1 of the Agreement, the Administrative Trustee and the Sponsor may amend any provisions of the Agreement without the consent of any Registered Owner or Beneficial Owner (as defined in the Agreement); and

WHEREAS, this Amendment does not adversely affect any of the rights, duties or liabilities of the Delaware Trustee and thus pursuant to Section 6.1 of the Agreement does not require the consent of the Delaware Trustee.

NOW, THEREFORE, in consideration of the mutual premises contained herein, and other good and valuable consideration, the receipt of which is hereby acknowledged, the Sponsor and the Administrative Trustee hereby agree as follows:

ARTICLE ONE

SECTION 1.01. Definitions.

Capitalized terms used in this Amendment and not otherwise defined herein shall have the meanings assigned to such terms in the Agreement.

ARTICLE TWO

SECTION 2.01. Amendment to Article I of the Agreement.

Section 1.1 of the Agreement is amended by deleting the words “the New York Stock Exchange” in the definition of the term “Exchange” and inserting the following text in lieu thereof:

“NYSE Arca, Inc., a Delaware corporation and a registered U.S. national securities exchange, or its successor, or if NYSE Arca, Inc. or its successor is no longer the principal national securities exchange on which the Shares are listed, such other principal national securities exchange on which the Shares are then listed”.

SECTION 2.02. Amendment to Article IV of the Agreement.

Section 4.1 of the Agreement is amended by deleting the first sentence of paragraph (a) in its entirety and inserting the following text in lieu thereof:

“The Administrative Trustee shall determine the Net Asset Value of the Trust and the Net Asset Value per Share as of 4:15 P.M., New York City time, on each Business Day on which the Exchange is open for regular trading, as soon as practicable after such time.”

SECTION 2.03. Amendment to Article V of the Agreement.

Section 5.12 of the Agreement is amended by deleting clause (i) of paragraph (c) in its entirety and inserting the following text in lieu thereof:

“(i) expenses and disbursements that were incurred by it before the Shares were publicly traded and”.

SECTION 2.04. Amendment to Section 7 of Annex I to the Agreement.

Section 7 of Annex I to the Agreement is amended by deleting the words “the close of trading on the Exchange” and inserting the following text in lieu thereof:

“4:15 P.M., New York City time,”.

ARTICLE THREE

SECTION 3.01. Effectiveness of Amendment; Modification.

This Amendment shall become effective upon its execution by the parties hereto and shall remain in effect for so long as the Agreement shall remain in effect. This Amendment may not be amended or modified in any manner except by a written agreement duly executed by both parties hereto.

SECTION 3.02. Continuing Effect of Agreement.

Except as expressly provided herein, all of the terms, provisions and conditions of the Agreement shall remain in full force and effect.

SECTION 3.03. Separability Clause.

In case any provision of this Amendment shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

SECTION 3.04. Third-Party Beneficiaries.

This Amendment is for the exclusive benefit of the parties hereto, and shall not be deemed to give any legal or equitable right, remedy or claim whatsoever to any other person.

SECTION 3.05. Counterparts.

This Amendment may be executed in one or more counterparts, each of which shall be deemed an original, but all of which shall together constitute one and the same instrument.

SECTION 3.06. Effect of Headings.

The Section headings herein are for convenience only and shall not affect the construction hereof.

SECTION 3.07. Governing Law.

This Amendment is governed by and is to be construed in accordance with the laws of the State of Delaware.

IN WITNESS WHEREOF, the undersigned have duly executed this Amendment as of the day and year first set forth above.

BARCLAYS GLOBAL INVESTORS INTERNATIONAL, INC., as Sponsor

By:	/s/ MICHAEL LATHAM
Name:	Michael Latham
Title:	Managing Director

By:	/s/ JACK GEE
Name:	Jack Gee
Title:	Principal

BARCLAYS GLOBAL INVESTORS, N.A., as Administrative Trustee

By:	/s/ MICHAEL LATHAM
Name:	Michael Latham
Title:	Managing Director

By:	/s/ JACK GEE
Name:	Jack Gee
Title:	Principal